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                                                                 EXHIBIT 10.54


                             EMPLOYMENT AGREEMENT


      THIS EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of June 1, 1997 by and between Nathan Hevrony, an individual ("Executive"), and Decora Industries, Inc., a Delaware corporation (the "Company").

      WHEREAS, the Company wishes to employ Executive and Executive wishes to accept such employment on the terms and conditions set forth herein;

      NOW, THEREFORE, the parties agree as follows:

      1. TERM OF EMPLOYMENT. The Company hereby employs Executive and Executive accepts such employment for a term of three (3) years commencing June 1, 1997, subject to the provisions of Section 5 below.

      2. DUTIES. Executive shall be employed as the Chairman and Chief Executive Officer of the Company, with the duties and powers customarily associated with such position, and shall perform such other duties pertaining to the Company's business as the Board of Directors of the Company (the "Board") may from time to time direct. Executive hereby consents to serve as an officer and/or director of the Company or any subsidiary or affiliate without any additional salary or compensation. The base of operations of Executive shall be his present base of operations. However, Executive shall also render services at such other place or places within or without the United States as the Company may designate from time to time, but not, without Executive's consent, for more than 90 days during any consecutive 12 month period. When and if Executive is required to render such services away from home, the Company agrees to either furnish such transportation and living expenses as may be reasonably required for Executive during and on account of the rendition of such services, or pay Executive a fixed weekly sum as reimbursement for such expenses incurred by Executive. In the latter regard, Executive agrees to keep records of such expenses and furnish the Company reasonably detailed reports of actual expenses incurred by Executive as aforesaid.

      3.   NECESSARY SERVICES.

           (a) Performance of Duties. Executive agrees that he will at all times faithfully, industriously and to the best of his ability, experience and talents, perform to the reasonable satisfaction of the Company all of the duties that may be assigned to him hereunder and shall devote such time to the performance of these duties as may be necessary therefor.

           (b) Full-Time Service. During the term of the Agreement, Executive shall be available on a full-time basis to perform the duties assigned him in accordance with paragraph 2 hereof.


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           (c) Exclusive  Services.  Executive  agrees that during the period of his employment, Executive shall provide services exclusively pursuant to this Agreement, and Executive will not, without the prior written consent of the Company (which consent may be granted or withheld in the sole and absolute discretion of the Company), directly or indirectly:

                i) plan or organize any business activity competitive with the business or planned business of the Company or its affiliates, or combine, participate, or conspire with other employees of the Company or its affiliates or other persons or entities for the purpose of organizing any such competitive business activity; or

                ii) divert or take away, or attempt to divert or take away, any of the customers or potential customers of the Company or its affiliates, either for himself or for any other person, firm, partnership, corporation or other business entity.

      4.   COMPENSATION.

           (a) Salary. Subject to such deductions as the Company may from time to time be required to make pursuant to law, governmental regulation or order, the Company agrees to pay to Executive during the term hereof, and Executive agrees to accept as payment in full for all services rendered by him to or for the benefit of the Company, compensation in an amount equal to a yearly rate of $197,500, for the first year, but shall be subject to periodic adjustment upwards, in accordance with the discretion of the Compensation Committee of the Board of Directors of the Company. Salary and performance compensation payments, once determined, shall be made to Executive at such times and in such increments as are in accordance with the prevailing policies of the Company.

           (b) Performance Compensation. The Executive shall be entitled to performance compensation based upon the Company's Income from Operations before taxes which shall be established by the Company's Board of Directors for each fiscal year ("Target Profit") at the following level:

                                               Performance Compensation
                  Profit Before Tax             % of Annual Base Salary
                  -----------------            ------------------------
                Target Profit less 20%                   24%
                Target Profit less 10%                   32%
                Target Profit                            40%
                Target Profit plus 10%                   48%
                Target Profit plus 20%                   56%



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           (c)  Acquisition  Compenation.  For the fiscal year March 31, 1997 to
April 1, 1998, the Executive shall be entitled to acquisition compensation in accordance with the provisions of the Acquisition Incentive Plan to be adopted by the Compensation Committee of the Board of Directors of the Company, subject to the reservation by the Company contained in such Plan of the right to amend or terminate such Plan at any time.

           (d) Fringe Benefits. In addition to the compensation set forth above, Executive shall be entitled to the following benefits:

               i) Annual accrued vacation in accordance with the prevailing policies of the Company, but not less than three (3) weeks per year;

              ii) Sick leave and personal leave with pay in accordance with the prevailing policies of the Company;

             iii) Health and medical benefit insurance for Executive as granted by the Company to employees performing similar services, but in no event coverage less extensive than that afforded to Executive by the Company immediately prior to the date of this Agreement;

              iv) Life insurance policy on life of Executive with a death benefit of $1,000,000 for which Executive shall designate;

               v) At all times during the term hereof, the Company, at its expense, shall furnish to Executive a fully equipped automobile of the Company's choice, for Executive's use in the performance of his duties hereunder. The Company shall pay the cost of maintenance, operation, upkeep and repair of said automobile including license fees and insurance premiums;

              vi) The benefits provided by any employee stock option plan, profit sharing plan or pension plan maintained by the Company, subject to the reservation by the Company contained in any such plan of the right to amend any such plan from time to time without prejudice to any vested benefits; and

             vii) Any other benefits not specifically set forth herein as may be granted by the Company, in its sole and absolute discretion, to employees performing similar services.

      5.   TERMINATION.

           (a)  This Agreement shall terminate:

               i) At the option of the Company, upon the death or permanent disability of Executive, "permanent disability" being defined as the inability of Executive to


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perform  his duties as  required  hereunder  as a result of  physical  or mental illness for a continuous period in excess of ninety (90) days.

              ii) At the election of the Company, immediately upon the material breach by Executive of any term or condition of this Agreement or upon the dismissal of Executive by the Company for cause. For purposes of this Agreement, the Company shall have "cause" to terminate Executive's employment if he (1) engages in one or more acts constituting a felony; (2) engages in one or more acts involving fraud or serious moral turpitude; (3) misappropriates Company assets or (4) materially breaches the Trade Secrets and Confidentiality Agreement by and between the Executive and the Company dated October 22, 1991.

             iii) Upon 90 days written notice by the Company to Executive, for any other reason whatsoever, whether arbitrary or not.

           (b) Return of Company's Property. If this Agreement is terminated for any of the foregoing reasons, the Company may, at its option, require Executive to vacate his offices prior to the effective date of a termination and to cease all activities on the Company's behalf. Executive agrees that on the termination of his employment in any manner, he will immediately deliver to the Company all notebooks, brochures, documents, memoranda, reports, price lists, files, invoices, purchase orders, books, correspondence, customer lists, or other written or graphical records, and the like, relating to the business or work of the Company, which are or have been in his possession or under his control and which have not been returned to the Company, except those owned by Executive prior to and as of the date of his actual commencement of employment with the Company. Executive hereby expressly acknowledges that all such materials referenced above are the property of the Company.

           (c) Public Identification. If this Agreement is terminated pursuant to any provision of this Section 5, Executive shall immediately and forever thereafter cease to hold himself out to any person, firm, partnership, corporation or other entity as an employee, agent, independent contractor or representative of the Company or of any entity owned by, or affiliated with, the Company.

           (d)  Payment of Accrued Compensation.

                i) If this Agreement is terminated pursuant to this Section 5(a)(i) or 5(a)(ii), any accrued but unpaid compensation due under Section 4 hereof as of the effective date of termination shall be prorated, if necessary, through the effective date of termination and the amount so determined to be due and payable hereunder shall be paid within thirty (30) days after said date of termination to Executive or his estate, as applicable. The Company shall have no further obligation under this Agreement to make any payments to, or bestow any benefits upon,


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Executive after the effective date of termination (i.e.  immediately upon notice of termination following the occurrence of any events described in Sections 5(a)(i) and 5(a)(ii)).

                ii) If this Agreement is terminated pursuant to Section 5(a)(iii), the Company shall continue to pay Executive compensation pursuant to
Section 4 for the remainder of the Initial Term, plus an additional 24 month period. The Company may, at its option, discharge such obligation through a cash severance payment of the total obligation due.

      6. EXPENSES. The Company shall reimburse Executive for all out-of-pocket expenses incurred by Executive in the performance of his duties hereunder, including, but not limited to, telephone, travel, secretarial, office and entertainment expenses, subject to such written guidelines and/or requirements for verification as the Company may, in its sole and absolute discretion, establish. Such expenses shall be accounted for by Executive and reimbursed by the Company on a monthly basis. The Company shall provide Executive with such office and secretarial facilities at the Company's principal place of business as Executive may reasonably request.

      7. LITIGATION AND ATTORNEYS FEES. In the event of any litigation between the parties hereto in connection with this Agreement or to enforce any provision or right hereunder, the unsuccessful party to such litigation shall pay to the successful party therein all costs and expenses, including but not limited to reasonable attorneys' fees incurred therein by such successful party, which costs, expenses and attorneys' fees shall be included as a part of any judgment rendered in such action in addition to any other relief to which the successful party may be entitled.

      8. INDEMNIFICATION. The Company agrees to indemnify Executive, to the fullest extent permissible under the Company's charter documents and/or applicable law, against any expenses or charges incurred by Executive as a result of any legal proceedings to which Executive is or is threatened to be made a party in his capacity as an agent of the Company.

      9. LEGAL REPRESENTATION. The Executive confirms that he is not represented by Miller & Holguin and that he has been advised to seek the advice of independent counsel.

      10.  GENERAL PROVISIONS.

           (a) The failure of the Company at any time to enforce performance by Executive of any provisions of this Agreement shall in no way affect the Company's rights thereafter to enforce the same, nor shall the waiver by the Company of any breach of any provision hereof be held to be a waiver of any other breach of the same or any other provision.



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           (b) This Agreement  shall be binding upon and inure to the benefit of the parties hereto and the successors and assigns of the Company; provided, however, it is understood and agreed that the services to be rendered and the duties to be performed by Executive hereunder are of a special, unique and personal nature and that it would be difficult or impossible to replace such services; by reason thereof, Executive may not assign either the benefits or the obligations of this Agreement; and provided, further, that any assignment by the Company shall not release the Company from its obligations hereunder without the consent of Executive.

           (c) Executive shall be considered an employee of the Company within the meaning of all federal, state and local laws and regulations governing unemployment insurance, workers' compensation, industrial accident, labor and taxes.

           (d) Any continuance of Executive's employment by the Company after the Term of this Agreement shall be subject to termination with or without cause by either the Company or Executive upon delivery of six (6) months written notice thereof to the other party. Except with respect to the foregoing termination provisions, any such continuance of employment shall be upon the same terms and conditions as are set forth herein.

           (e) This Agreement is the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior oral and written agreements and negotiations between the parties.

           (f) The headings of the several paragraphs in this Agreement are inserted solely for the convenience of the parties and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.

           (g) This Agreement may not be modified except by a written instrument signed by all parties hereto.

           (h) All clauses and covenants contained in this Agreement are severable, and in the event any of them shall be held to be invalid by any court, such clauses or covenants shall be limited as permitted under applicable law, or, if the same are not susceptible to such limitation, this Agreement shall be interpreted as if such invalid clauses or covenants were not contained herein. Without limitation of the foregoing, if, in any judicial proceedings, a court shall refuse to enforce the geographic and/or time restrictions imposed in any covenant herein to their fullest extent, then the geographic and/or time restrictions set forth herein shall be reduced to the extent necessary to permit enforcement of the foregoing covenant to the fullest extent possible.

           (i) This Agreement is made with reference to the laws of the State of New York and shall be governed by and construed in accordance therewith. Any litigation concerning


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or to enforce the provisions of this Agreement shall be brought in the courts of the State of New York.

           (j) All notices or demands of any kind which either party hereto may be required or may desire to serve upon the other party under the terms of this Agreement, shall be in writing and shall be served upon such other party by personal service upon such other party or by leaving a copy of said notice or demand, addressed to such other party at the address hereafter set forth, whereupon such service shall be deemed complete, or by mailing a copy thereof by registered or express mail, postage prepaid with return receipt requested, addressed as follows:

If to the Company:   Decora Industries, Inc.
                     1 Mill Street
                     Fort Edward, New York  12828

With a copy to:      Dale S. Miller, Esq.
                     Miller & Holguin
                     1801 Century Park East
                     7th Floor
                     Los Angeles, CA  90067

If to Executive:     Mr. Nathan Hevrony
                     200 E 61st Street
                     Apartment 40G
                     New York, NY  10021


      In case of service by mail, service shall be deemed completed at the expiration of the third day after the date of mailing. The addresses to which notices and demands shall be delivered or sent may be changed from time to time by written notice served as hereinabove provided by either party upon the other party hereto.




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      IN WITNESS WHEREOF,  the parties hereto have executed this Agreement as of the date first above written.

                          EXECUTIVE:


                          --------------------------
                          NATHAN HEVRONY

                          THE COMPANY:

                          DECORA INDUSTRIES, INC.


                          By:
                             -----------------------

                          Its:
                              ----------------------



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